PRESS RELEASE
FOR IMMEDIATE RELEASE
July 24, 2008

For more information, please contact:
Hugh W. Mohler, Chairman & CEO	410-427-3707
Mark A. Semanie, Executive Vice President & CFO	410-427-3715

Bay National Corporation
Announces Second Quarter 2008 Financial Results

BALTIMORE, MD (July 24, 2008) Bay National Corporation (the “Company”) (NASDAQ: BAYN), the bank holding company for Bay National Bank, today reported a second quarter net loss of $776,000 or ($0.36) per diluted share, as compared to net income of $622,000 or $0.28 per diluted share reported for the quarter ending June 30, 2007.

As of June 30, 2008, total assets were $275.8 million, an increase of 6.8 percent from June 30, 2007. Commercial and consumer loan growth during the second quarter of 2008 reached record highs. In addition, both net loans and deposits rose 8.9 percent from the year-ago quarter.

Hugh W. Mohler, Chairman and CEO, stated, “Consistent with our expectations, we continue to feel the pressure of the turmoil in the financial markets and the deterioration of economic conditions. However, we believe we have made significant progress during our second quarter. Asset quality and the resolution of credit issues within our residential mortgage portfolio remain our top priorities for 2008.

Despite three difficult quarters, we have protected our capital base and remain ‘well-capitalized’ (the highest rating by regulatory capital measures) at all levels. These strong balance sheet measurements have been further fortified with a commitment offer for up to a $6 million line of credit, which will allow us to maintain our capital levels while we selectively pursue high-quality business.

Our Board of Directors and management team remain steadfast in our determination to preserve capital, manage asset/portfolio risk and improve our operating efficiencies. To that end, we have properly scaled back staffing by 10% during the second quarter and should see meaningful accretion to the bottom line later this year.

Candidly, this is one of the most challenging financial environments I have seen in my 40-year banking career. However, I am confident that we have the strength and capacity to manage through this cycle and we will continue to follow our strategic plan with the ultimate goal of building long-term shareholder value.

Now, more than ever, is the time to differentiate ourselves from our competition. Banking remains a people business, and I believe we have some of the finest bankers in the region supported by a Bank with a strong capital base,” Mr. Mohler concluded.

Bay National Bank was founded in 2000 in response to banking industry consolidation and the distinct void these mergers created in servicing, in particular, small and mid-size businesses and their owners, business professionals, and high net worth individuals. Bay National Bank believes that it now occupies a unique niche in the banking industry. It also believes that it has positioned itself between the much larger banks, whose size and bureaucracy can preclude them from delivering exceptional and responsive service, and between much smaller banks, which may not be able to deliver the full range of products and services sought by growing businesses and sophisticated customers.

Bay National Corporation has two full-service banking offices, Baltimore and Salisbury, Maryland, residential mortgage lending operations in both Baltimore and the Eastern Shore of Maryland, and a recently-opened commercial banking office in the Baltimore-Washington Corridor. It offers a complete range of commercial, private, cash management, retail, and residential mortgage banking services delivered with a high degree of respect and integrity.

The statements in this press release that are not historical facts constitute “forward-looking statements” as defined by Federal Securities laws.  Forward-looking statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “anticipates” or similar terminology.  Such statements, specifically regarding Bay National Corporation’s intentions regarding resolution of credit issues in the mortgage portfolio, maintenance of capital levels and the pursuit of high-quality business, commitment for a line of credit, the impact of staffing reductions on operating results, and long-term shareholder value, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, further deterioration of the housing market in our market areas, changes in interest rates, deposit flows, loan demand and real estate values, as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect Bay National Corporation specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made.  Bay National Corporation will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Bay National Corporation reports filed with the U.S. Securities and Exchange Commission.

SELECTED UNAUDITED FINANCIAL DATA
AS OF JUNE 30, 2008 and 2007
(dollars in thousands, except per share data)

	2008	2007
Total assets	$275,826	$258,334
Cash and due from banks	459	2,672
Federal funds sold and other overnight investments	12,184	21,842
Investment securities available for sale	-	399
Other equity securities	1,503	1,786
Loans, net	247,721	227,471
Deposits	227,152	208,508
Short-term borrowings	21,811	20,227
Subordinated debt	8,000	8,000
Stockholders’ equity	17,801	20,130

Common shares outstanding	2,147,551	2,131,076
Book value per share	$8.29	$9.45
Ratio of interest earning assets to interest bearing liabilities	124.26%	124.21%
Stockholders’ equity as a percentage of assets	6.45%	7.79%

SELECTED UNAUDITED FINANCIAL RATIOS
FOR THE SIX MONTHS ENDED JUNE 30, 2008 and 2007

Weighted average yield/rate on:	2008	2007
Loans	6.62%	9.16%
Investments and interest bearing cash balances	1.76%	4.22%
Interest bearing liabilities	3.36%	4.57%
Net interest spread	2.99%	4.13%
Net interest margin	3.62%	5.05%

SELECTED UNAUDITED OPERATIONAL DATA
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 and 2007
(dollars in thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Interest income	$3,724	$5,344	$8,093	$10,688
Interest expense	1,597	2,290	3,480	4,490
Net interest income	2,127	3,054	4,613	6,198
Provision for credit losses	558	-	3,026	-
Net interest income after provision for credit losses	1,569	3,054	1,587	6,198
Non-interest income	202	181	410	373
Non-interest expenses	2,867	2,217	5,549	4,512
Income (loss) before income taxes	(1,096)	1,018	(3,552)	2,059
Income tax (benefit) expense	(320)	396	(1,290)	818
Net (loss) income	$(776)	$622	$(2,262)	$1,241

PER COMMON SHARE
Basic net (loss) income per share*	$(.36)	$.29	$(1.06)	$.58
Diluted net (loss) income per share*	$(.36)	$.28	$(1.06)	$.56
Average shares outstanding (Basic)*	2,141,806	2,130,375	2,140,825	2,129,629
Average shares outstanding (Diluted)*	2,141,806	2,210,241	2,140,825	2,210,017

STOCK PRICE
High*	$10.20	$16.83	$11.70	$17.55
Low*	$7.80	$14.77	$7.80	$14.77
Close*	$7.80	$16.53	$7.80	$16.53

* All periods have been adjusted to reflect a 1.1 to 1 stock split in the form of a 10% stock dividend recorded on June 29, 2007

SUPPLEMENTAL INFORMATION:
(dollars in thousands)

Reconciliation of total deposits to core deposits:	June 30, 2008	June 30, 2007
Total deposits	$227,152	$208,508
Commercial paper sweep balances	13,661	4,227
National market certificates of deposit	(44,395)	(16,831)
Variable balance accounts (1 customer as of June 30, 2008 and 2007)	(7,804)	(5,369)
Portion of variable balance accounts considered to be core	3,000	3,000
Core deposits	$191,614	$193,535